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EXHIBIT 11

Computation of Earnings per Share
(dollars in thousands, except shares and per share data)
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

                                                           For the Six Months           For the Three Months
                                                                ended June 30                  ended June 30

                                                        1996             1995           1996            1995
PRIMARY:

Average shares outstanding                         3,684,104        3,684,104      3,684,104       3,684,104

Impact of Treasury Shares                             17,838           16,604         18,161          15,800
                                                   ---------        ---------      ---------       ---------
Total                                              3,666,266        3,667,500      3,665,943       3,668,304
                                                   =========        =========      =========       =========

Net Income                                            $3,016           $2,404         $1,707          $1,165
                                                   =========        =========      =========       =========
Preferred Stock Dividends                               $492               $0           $376              $0
                                                   =========        =========      =========       =========
Earnings Per Share
Applicable to Common Stock                              $.69             $.65           $.36            $.32
                                                   =========        =========      =========       =========
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